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                     LEASE EQUITY APPRECIATION FUND I, L.P.



                            SUPPLEMENT TO PROSPECTUS
                             DATED AUGUST 15, 2002

                          NOTICE TO MINNESOTA RESIDENTS
                          -----------------------------

The Minnesota Department of Commerce advises all residents of the State of Minnesota that, in connection with the prospectus section "Use of Proceeds," at page 18, they should disregard the percentages set forth in the third column, "Total Assets." The Department of Commerce is of the opinion that the fees and commissions to be paid by the partnership should be calculated solely as a percentage of the offering proceeds. This information can be found in the second column of the table, "Offering Proceeds."

In addition, in connection with the prospectus section "Investment Objectives and Strategies - Leasing Strategies - Residual Realization," at page 33, the partnership states that it anticipates realizing residual income from sale or re-leasing of equipment once the initial lease of that equipment terminates. This Minnesota Department of Commerce advises residents of the State of Minnesota that there can be no assurance that the partnership will, in fact, be able to re-lease or sell any equipment at the end of a lease term.









                         Supplement Dated March 24, 2003